Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees/Directors

Voya Equity Trust and Voya Series Fund, Inc.

We consent to the use of our report dated July 25, 2014, incorporated herein by reference, on the financial statements of Voya Large Cap Value Fund (formerly, ING Large Cap Value Fund), a series of Voya Equity Trust, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated July 25, 2014, incorporated herein by reference, on the financial statements of Voya Core Equity Research Fund (formerly, ING Core Equity Research Fund), a series of Voya Series Fund, Inc., and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

Boston, Massachusetts

November 6, 2014